Securities and Exchange Commission
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): September 4, 1998

                              Arguss Holdings, Inc.

             (Exact name of registrant as specified in its charter)

         Delaware                     0-19589                  02-0413153

(State or other jurisdiction    (Commission File No.)        (IRS Employer
     of incorporation)                                     Identification No.)

                                 One Church Street
                                Rockville, Maryland               20850
                      (Address of principal executive offices)  (Zip Code)

      Registrant's telephone number, including area code:     (301) 315-0027

Item 2.  Acquisition or Disposition of Assets:

On September 4, 1998, Arguss Holdings, Inc. ("Arguss") acquired the stock of Underground Specialties, Inc. ("USI"), and merged USI into its wholly owned subsidiary, White Mountain Cable Construction Corp ("WMC").

USI provides underground construction services for fiber optic cable construction projects to major telecommunications customers. The purchase price was approximately $7,500,000, and was satisfied by the issuance of approximately 242,000 shares of Arguss common stock and $3,750,000 in cash. Arguss will issue additional shares if the market price of Arguss common stock on July 31, 1999 is less than $15.50. The maximum additional shares issuable under the purchase agreement is approximately 33,000 shares.

The USI purchase agreement contains provision for additional payments satisfied by the issuance of Arguss common stock and cash if certain minimum EBITDA thresholds are met for the year ended July 31, 1999. One-half of the additional payment will be satisfied by the issuance of shares of common stock valued at the lesser of $15.50 per share or the then market value with a minimum price of $13.625 per share and cash. Additional payments earned under the terms of the agreement will be recorded as an increase of the total cost of acquisition.

The USI acquisition has been accounted for as a purchase. The excess of the total cost over the fair value of the net assets acquired is being amortized by the straight-line method over twenty years.

Item 7.  Financial Statements and Exhibits:

         (a) Financial Statements of Businesses Acquired: Arguss Holdings, Inc. will file an amended Form 8-K as permitted under the Rules of the Exchange Act which includes financial statements of the business acquired, as well as pro forma financial information.

         (b) Pro Forma Financial Information: Arguss Holdings, Inc. will file an amended Form 8-K as permitted under the Rules of the Exchange Act which includes financial statements of the business acquired, as well as pro forma financial information.

         (c)  Exhibits:

         10.01 Agreement and plan of merger dated September 4, 1998 by and between Underground Specialties, Inc., Arguss Holdings, Inc. and White Mountain Cable Construction Corp.


Signatures:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Arguss Holdings, Inc.
                                       Registrant

     September 15, 1998                By: /s/ Rainer H. Bosselmann
                                           -----------------------------
                                           Rainer H. Bosselmann
                                           Chairman of the Board
                                            and Chief Executive Officer